ADMINISTRATION, BOOKKEEPING AND
PRICING SERVICES AGREEMENT

This Administration, Bookkeeping and Pricing Services Agreement (the “Agreement”) is made as of September 26, 2011, and effective as of September 26, 2011, between BPV Family of Funds, organized as a statutory trust under the laws of the State of Delaware (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, diversified management investment company, presently consisting of the portfolios listed in Appendix A (the “Portfolios” or the “Funds”);

WHEREAS, BPV Wealth Management, LLC is the Trust’s investment adviser (the “Advisor”) and is responsible for managing the Trust’s business affairs and providing certain clerical, bookkeeping and other administrative and management services;

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Trust desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Trust, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.	ALPS Appointment and Duties.

(a)
The Trust hereby appoints ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)
ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)
In consideration for the services to be performed hereunder by ALPS, the Trust shall pay ALPS the fees listed in Appendix C hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS.  Notwithstanding the foregoing, during each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the Base Fee Rate (as defined in Appendix C), if applicable, is subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

(b)
ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein.  ALPS will not bear any of the costs of Trust personnel.  Other Trust expenses incurred shall be borne by the Trust or the Trust’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; transfer agency and custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trust’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Right to Receive Advice.

(a)
Advice of the Trust and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Trust or, as applicable, the Trust’s investment adviser, custodian or other service providers.

(b)
Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser or ALPS, at the option of ALPS).

(c)
Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel; provided such counsel is selected in good faith.  ALPS will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust.  Upon request, ALPS will provide the Trust with a copy of such advice of counsel.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to use its best efforts in the performance of its duties under this Agreement.

(b)
In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)
the inaccuracy of factual information furnished to ALPS by the Trust (other than from an employee or other affiliated person of ALPS who may otherwise be an authorized representative or agent of the Trust) or the Trust’s investment adviser, custodian or other service providers;

(ii)	any reasonable error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates;

(iii)
losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts ofGod, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party (each, an “Event”); provided, however, that ALPS implemented a Business Interruption Plan maintained in accordance with Section 14 of this Agreement to the extent reasonably practicable in light of the Event;

(iv)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes in good faith to be genuine;

(v)
loss of data or service interruptions caused by equipment failure beyond ALPS reasonable control; provided, however, ALPS uses its good faith efforts to perform its obligations under this Agreement; or

(vi)	any other reasonable action or omission to act which ALPS takes in good faith in connection with the provision of services to the Trust.

Notwithstanding any of the foregoing, ALPS shall not be indemnified, defended or held harmless for any losses or expenses arising directly or indirectly out of ALPS’ own or its affiliates’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(c)
ALPS shall indemnify and hold harmless the Trust, the Trust’s investment adviser and their respective officers, trustees/directors, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

5.
Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others.  The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.
Accounts and Records.  The accounts and records maintained by ALPS shall be the property of the Trust.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust.  The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense.  ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.
Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

8.
Compliance with Rules and Regulations.  ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS).  Except as set out in this Agreement, the Transfer Agency and Services Agreement by and between the Trust and ALPS, and the Chief Compliance Officer Services Agreement by and between the Trust and ALPS, ALPS assumes no responsibility for such compliance by the Trust.  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust.  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.  Provided that the Trust pays the required fees, ALPS shall provide Trust with a SAS 70 Report on an annual basis.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in the Trust’s prospectus(es) and statement(s) of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio

Compliance”) is required daily and is the responsibility of the Trust’s advisor or sub-advisor, as applicable. ALPS will perform Portfolio Compliance testing monthly to test the Trust’s Portfolio Compliance (the “Portfolio Compliance Testing”).

The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are to be mutually agreed to between ALPS and the Trust. ALPS will report violations, if any, to the Trust and the Trust’s Chief Compliance Officer as promptly as practicable following discovery.

ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by ALPS’ fund accounting department and supplemental data from certain third-party sources.  As such, Portfolio Compliance Testing performed by ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Trust agrees and acknowledges that ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Trust or the Advisor of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and ALPS shall not be held liable for any act or omission of the Trust’s advisor or sub-advisor, as applicable, with respect to Portfolio Compliance.

9.	Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)
It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, consistent with coverages customary for administrative activities relating to the Trust; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.  Upon reasonable request from the Trust, ALPS shall furnish the Trust with pertinent information concerning the insurance it maintains and notify the Trust of any cancellation or reduction in amounts.

(f)	Upon reasonable request from the Trust, ALPS will notify the Trust of any examination of ALPS, unless prohibited by law or regulation, by any regulatory or administrative body having jurisdiction over the services provided by ALPS under this Agreement, if such examination will, or is reasonably likely to have, an affect on ALPS ability to perform its services under this Agreement.

(g)	Upon reasonable request from the Trust, ALPS will notify the Trust of any material claims against ALPS with respect to services performed under this Agreement.

10.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without prior written notice to ALPS and providing ALPS with the opportunity to terminate this Agreement.

(e)
That (a) the execution, delivery and performance of this Agreement by Trust does not breach, violate or cause a default under any agreement, contract or instrument to which Trust is a party or any judgment, order or decree to which Trust is subject; (b) the execution, delivery and performance of this Agreement by Trust has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and Trust, this Agreement will be a valid and binding obligation of Trust.

(f)
That, if applicable, any officer positions filled by ALPS shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officers ceases to serve as the Trust on substantially the same terms as such coverage is provided for the Trust offices after such persons are no longer officers of the Trust; or (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for the Trust officers (but for a period of no less than six years).  The Trust shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(g)
If applicable, any officer positions filled by ALPS will be a named officer in the Trust’s corporate resolutions and will be subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

11.
Documents.  The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, Bylaws, advisory agreement, custodian agreement,  current prospectus, statement of additional information, periodic Trust reports and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.
Consultation Between the Parties.  ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

13.
Liaison with Accountants.  ALPS shall act as a liaison with the Trust’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Trust.  ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

14.
Business Interruption Plan.  ALPS shall at all times during the term of this Agreement maintain in effect a business interruption plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment and any other business processes reasonably necessary for ALPS to perform its services under this Agreement in the event of an Event or other disaster consistent with standards and practices customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

15.	Duration and Termination of this Agreement.

(a)
Initial Term.  This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”).  Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties, due to the liquidation of the Portfolios, or for cause pursuant to Section 15(c) hereof.

(b)
Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof.

(c)
Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust may terminate this Agreement: (i) at any time after the Initial Term, without penalty, upon not less than sixty (60) days’ prior written notice or (ii) for cause immediately at any time, without penalty, without default and without the payment of any or other liquidated damages.  For purposes of this Section 15, “cause” shall mean:

(i)	willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)
in the event ALPS is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Trust of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS); or

(iii)
financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or

(iv)	a material breach of this Agreement by ALPS that has not been remedied within thirty (30) days following written notice of such breach.

(v)
a change in control of ALPS or any entity that controls, directly or indirectly, in the aggregate, a majority of the voting interest of ALPS (other than the proposed acquisition of ALPS Holdings, Inc., the parent company of ALPS, by DST Systems, Inc.).

(d)
Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder.   In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(e)
Fees and Expenses Upon Termination.  Should the Trust exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of the Trust’s records and material will be borne by the Trust, and ALPS reserves the right to charge a reasonable fee for its de-conversion services.

16.
Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trust.

17.
Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

18.
Names.  The obligations of the Trust entered into in the name or on behalf thereof by any trustee, officer, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, officer, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust (or if the matter relates to a particular Portfolio, that Portfolio), and all persons dealing with the Trust, including without limitation, ALPS, must look solely to the property of the Trust, or the particular Portfolio, for the enforcement of any claims against the Trust.

19.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

20.
Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado  80203
Attn:  General Counsel
Fax:  (303) 623-7850

To the Trust:

BPV Family of Funds
9202 South North Shore Drive, Suite 300
Knoxville, TN 37922
Attn:  Reed Keller
Fax:

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.
Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents the agreement between ALPS and the Trust, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BPV FAMILY OF FUNDS

By:	/s/ Reed Keller
Name:	Reed Keller
Title:	Trustee

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

APPENDIX A

LIST OF PORTFOLIOS

BPV Core Diversification Fund
BPV Wealth Preservation Fund

APPENDIX B

SERVICES

Fund Administration
 • Prepare annual and semi-annual financial statements
• Coordinate standard layout and printing
• Prepare and file Forms N-SAR, N-CSR, N-Q, 24f-2 and provide underlying financial information to legal counsel for the Trust for filing the annual registration statement update on Form N-1A.
• Host annual audits and SEC exams
• Provide monthly investment restriction compliance monitoring support and reporting
• Calculate monthly SEC standardized total return performance figures
• Prepare required reports for quarterly Board meetings
• Monitor expense ratios
• Maintain budget vs. actual expenses
• Manage fund invoice approval and bill payment process
• Maintain and coordinate Blue Sky registration
• Assist with placement of Fidelity Bond and E&O insurance
• Coordinate reporting to outside agencies including Morningstar, etc.
• Ensure that one are more ALPS operations personnel attend each board meeting by telephone provided that ALPS receives reasonable advanced notice of the board meeting date and time.

Fund Accounting
• Calculate daily NAVs
• Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties
• Compute yields, expense ratios, portfolio turnover rates, etc.
• Reconcile cash and investment balances with the custodian
• Support preparation of financial statements
• Prepare and maintain required Fund Accounting records in accordance with the 1940 Act
• Obtain security valuations from appropriate sources consistent with the Trust’s pricing and valuation policies
• AVA: Portfolio Data Access

Tax
• Calculate dividend and capital gain distribution rates, including distributions necessary to avoid excise tax*
• Calculate tax disclosure information (ROCSOP) for the audited financial statements
• Prepare and file federal and state income and excise tax returns (and appropriate extensions)*
• Monitor on a quarterly basis each Portfolio’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended
• Calculate and monitor applicable book-to-tax differences and assist in identifying securities that give rise to book-to-tax differences**

• Calculate year-end tax characterization for distributions paid during the calendar year

*Trust’s independent auditors provide review & sign-off on excise distributions and income and excise tax returns.  ALPS shall not analyze or investigate information or returns for foreign tax filings.  State income or franchise tax return preparation is limited to the initial state of nexus and does not include additional state filing requirements that may be triggered by underlying investments of the Fund.

**Security classifications to be identified include but are not limited to passive foreign investment company, real estate investment trust, master limited partnership, contingent debt obligations, trust preferred, grantor trust, and stapled security.  The ultimate determination of the classification of securities will be the responsibility of Trust management.

Fund CCO Assurance and Support
• Provide Quarterly Compliance 38a-1 Representations
• Provide Online Access to ALPS Policies and Procedures
• Provide reasonable assistance to the Trust’s Chief Compliance Officer in performing his duties, including responding to periodic checklists, granting interviews with ALPS staff and such other reasonable and customary assistance as the Trust’s Chief Compliance Officer may request from time to time.

Other Customary Services

ALPS shall perform all other normal and customary administration and fund accounting services and functions of the Trust and the Portfolios to the extent such administration and fund accounting services and functions are not provided to the Trust or the Portfolios pursuant to the Trust’s investment advisory agreement, distribution agreement, custodian agreement or transfer agent agreement or similar type of service provider agreement, subject to such other services being mutually agreed upon by the Trust and ALPS from time to time either at no additional fees or for such reasonable and customary fees as are mutually agreed upon by the parties.

APPENDIX C

COMPENSATION

ALPS will be paid fees under the Agreement accrued on a daily basis, and paid on a monthly basis following the end of the month, based on the greater of (a) an annual total fee of $170,000 from the first to the last, or projected last, day of the then current year of service under the Agreement (the “Base Fee Rate”); or (b) the following basis point fee schedule:

Average Total Net Assets	Basis Points (annualized)
Between $0-$500M	5.0
$500M-$1B	2.5
Above $1B	1.5

Notwithstanding the foregoing, the fee paid during the first three quarters of the first year of the Agreement (anticipated launch date of October 1, 2011) will be reduced by the following amounts:

1.	Q4 2011 - $25,000 fee reduction
2.	Q1 2012 - $15,000 fee reduction
3.	Q2 2012 - $10,000 fee reduction

Out-of-Pocket Expenses:  All out-of-pocket expenses are passed through to the client at cost, or at the client’s proportionate share of cost, as applicable, including but not limited to: third party security pricing and data fees, Bloomberg fees, Gainskeeper fees, PFIC Analyzer, Blue Sky permit processing fees and state registration fees, SAS70 control review reports, travel expenses to Board meetings, board book/materials printing and mailing, sales reporting, customized programming/enhancements and other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement.

Late Charges. All invoices are due and payable upon receipt.  Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.